AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 11, 2000
                                        REGISTRATION NO. 333-
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                      SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D. C. 20549
                               _______________

                                  FORM S-6
                               _______________

                  FOR REGISTRATION UNDER THE SECURITIES ACT
                   OF 1933 OF SECURITIES OF UNIT INVESTMENT
                       TRUSTS REGISTERED ON FORM N-8B-2
                               _______________

A.  EXACT NAME OF TRUST:

                              EQUITY INVESTOR FUND
                              SELECT TEN PORTFOLIO
                                 2000 SERIES 3
                              DEFINED ASSET FUNDS
                                 (UA ELIGIBLE)
                           (A UNIT INVESTMENT TRUST)

B.  NAMES OF DEPOSITORS:

              MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
                             SALOMON SMITH BARNEY INC.
                          PAINEWEBBER INCORPORATED

C.  COMPLETE ADDRESSES OF DEPOSITORS' PRINCIPAL EXECUTIVE OFFICES:

MERRILL LYNCH, PIERCE, FENNER & SMITH              SALOMON SMITH BARNEY INC.
           INCORPORATED                              388 GREENWICH STREET
       DEFINED ASSET FUNDS                                23RD FLOOR
          P.O. BOX 9051                              NEW YORK, N.Y. 10013
    PRINCETON, N.J. 08543-9051

     PAINEWEBBER INCORPORATED
     1285 AVE. OF THE AMERICAS
       NEW YORK, N.Y. 10019

D.  NAMES AND COMPLETE ADDRESSES OF AGENTS FOR SERVICE:

 TERESA KONCICK, ESQ.         MICHAEL KOCHMANN             ROBERT E. HOLLEY
     P.O BOX 9051           388 GREENWICH STREET     1285 AVENUE OF THE AMERICAS
PRINCETON, N.J. 08543-9051   NEW YORK, N.Y. 10013        NEW YORK, N.Y. 10019

                                   COPIES TO
                          PIERRE DE SAINT PHALLE, ESQ.
                              450 LEXINGTON AVENUE
                              NEW YORK, N.Y. 10017

E.  TITLE OF SECURITIES BEING REGISTERED:

 An indefinite number of Units of Beneficial Interest pursuant to Rule 24f-2 promulgated under the Investment Company Act of 1940, as amended.

F.  APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:

     As soon as practicable after the acquisition and deposit of the underlying obligations.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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                                   PART II

            ADDITIONAL INFORMATION NOT INCLUDED IN THE PROSPECTUS

     A. The following information relating to the Depositors is incorporated by reference to the SEC filings indicated and made a part of this Registration Statement.

I. Bonding arrangements of each of the Depositors are incorporated by reference to Item A of Part II to the Registration Statement on Form S-6 under the Securities Act of 1933 for Municipal Investment Trust Fund, Monthly Payment Series--573 Defined Asset Funds (Reg. No. 333-08241).

II. The date of organization of each of the Depositors is set forth in Item B of Part II to the Registration Statement on Form S-6 under the Securities Act of 1933 for Municipal Investment Trust Fund, Monthly Payment Series--573 Defined Asset Funds (Reg. No. 333-08241) and is herein incorporated by reference thereto.

III. The Charter and By-Laws of each of the Depositors are incorporated herein by reference to Exhibits 1.3 through 1.12 to the Registration Statement on Form S-6 under the Securities Act of 1933 for Municipal Investment Trust Fund, Monthly Payment Series--573 Defined Asset Funds (Reg. No. 333-08241).

IV. Information as to Officers and Directors of the Depositors has been filed pursuant to Schedules A and D of Form BD under Rules 15b1-1 and 15b3-1 of the Securities Exchange Act of 1934 and is incorporated by reference to the SEC filings indicated and made a part of this Registration Statement:

                                                               SEC FILE OR
                                                            IDENTIFICATION NO.
                                                            ------------------
         Merrill Lynch, Pierce, Fenner & Smith Incorporated        8-7221
         Salomon Smith Barney Inc.                                 8-8177
         PaineWebber Incorporated                                 8-16267

     B. The Internal Revenue Service Employer Identification Numbers of the Sponsors and Trustee are as follows:

         Merrill Lynch, Pierce, Fenner & Smith Incorporated    13-5674085
         Salomon Smith Barney Inc.                             13-1912900
         PaineWebber Incorporated                              13-2638166
         The Chase Manhattan Bank, Trustee                     13-4994650

                                  UNDERTAKING

The Sponsors undertake that they will not make any amendment to the Supplement to this Registration Statement which includes material changes without submitting the amendment for Staff review prior to distribution.

             SERIES OF EQUITY INCOME FUND AND EQUITY INVESTOR FUND DESIGNATED PURSUANT TO RULE 487 UNDER THE SECURITIES ACT OF 1933

                                                                        SEC
Series Number                                                       File Number
-------------                                                       -----------
Equity Income Fund, Investment Philosophy Series 1991 Selected
  Industrial Portfolio  ....................................         33-39158
Equity Investor Fund, Select S&P Industrial Portfolio 1998
  Series H .................................................        333-64577

                    CONTENTS OF REGISTRATION STATEMENT

THE REGISTRATION STATEMENT ON FORM S-6 COMPRISES THE FOLLOWING PAPERS AND
DOCUMENTS:

The facing sheet of Form S-6.
The Cross-Reference Sheet (incorporated by reference to the Cross-
  Reference Sheet to the Registration Statement of Defined Asset Funds Municipal Insured Series, 1933 Act File No. 33-54565).
The Prospectus.
Additional Information not included in the Prospectus (Part II).

The following exhibits:

     1.1  -- Form of Trust Indenture (incorporated by reference to
             Exhibit 1.1 to the Registration Statement of Equity Income Fund, Select S&P Industrial Portfolio-1997 Series A, Defined Asset Funds, Reg. No. 333-05683).

   1.1.1 -- Form of Standard Terms and Conditions of Trust Effective October 21, 1993 (incorporated by reference to Exhibit
             1.1.1 to the Registration Statement of Municipal
             Investment Trust Fund, Multistate Series-48, Defined
             Asset Funds, 1933 Act File No. 33-50247).

     1.2 -- Form of Master Agreement Among Underwriters (incorporated by reference to Exhibit 1.2 to the Registration
             Statement of The Corporate Income Fund, One Hundred
             Ninety-Fourth Monthly Payment Series, 1933 Act File No.
             2-90925).


 1.11.1   -- Merrill Lynch Code of Ethics (incorporated by reference to
             Exhibit 1.11.1 to Post-Effective Amendment No. 2 to the Registration Statement of Equity Participation Series, Low Five Portfolio, Defined Asset Funds, 1933 Act File No. 333-05685).

 1.11.2   -- Equity Investor Fund Code of Ethics (incorporated by
             reference to Exhibit 1.11.2 to Post-Effective Amendment No. 2 to the Registration Statement of Equity Participation Series, Low Five Portfolio, Defined Asset Funds, 1933 Act File No. 333-05685).

     3.1 -- Opinion of counsel as to the legality of the securities being issued including their consent to the use of their names under the heading "How the Fund Works--Legal Opinion" in the Prospectus.

     5.1  -- Consent of independent public accountants.

     9.1  -- Information Supplement (incorporated by reference to
             Exhibit 9.1 to the Registration Statement of Equity Investor Fund, Select Ten Portfolio 1999 International Series A (United Kingdom Portfolio), File No. 333-70593).

                               SIGNATURES

The registrant hereby identifies the series numbers of Equity Income Fund and Equity Investor Fund listed on page R-1 for the purposes of representations required by Rule 487 and represents the following:

1) That the portfolio securities deposited in the series as to which this registration statement is being filed to not differ materially in type or quality from those deposited in such previous series;

2) That, except to the extent necessary to identify the specific portfolio securities deposited in, and to provide essential information for, the series with respect to which this registration statement is being filed, this registration statement does not contain disclosures that differ in any material respect from those contained in the registration statements for such previous series as to which the effective date was determined by the Commission or the staff; and

3)   That it has complied with Rule 460 under the Securities Act of 1933.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT OR AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED IN THE CITY OF NEW YORK AND STATE OF NEW YORK ON THE 11TH DAY OF JULY, 2000.

           Signatures appear on pages R-3, R-4 and R-5.

     A majority of the members of the Board of Directors of Merrill Lynch, Pierce, Fenner & Smith Incorporated has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.

     A majority of the members of the Board of Directors of Salomon Smith Barney Inc. has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.

     A majority of the members of the Executive Committee of the Board of Directors of PaineWebber Incorporated has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.

               MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
                                    DEPOSITOR


By the following persons, who constitute a        Powers of Attorney have been
   majority of the Board of Directors of          filed under Form SE and
   Merrill Lynch, Pierce, Fenner & Smith          the following 1933 Act
   Incorporated:                                  File Number: 333-70593

   GEORGE A. SCHIEREN
   JOHN L. STEFFENS



   By JAY M. FIFE
      (As authorized signatory for
      Merrill Lynch, Pierce, Fenner & Smith Incorporated and Attorney-in-fact for the persons listed above)

                           SALOMON SMITH BARNEY INC.
                                    DEPOSITOR


By the following persons,                Powers of Attorney have
   who constitute a majority of            been filed under the
   the Board of Directors of               1933 Act File
   Salomon Smith Barney Inc.:              Numbers: 333-63417 and
                                           333-63033

    MICHAEL A. CARPENTER
    DERYCK C. MAUGHAN



    By KEVIN E. KOPCZYNSKI
       (As authorized signatory for
       Salomon Smith Barney Inc. and
       Attorney-in-fact for the persons listed above)

                            PAINEWEBBER INCORPORATED
                                    DEPOSITOR


By the following persons, who                Powers of Attorney have
   constitute the Board of                     been filed under
   Directors of PaineWebber                    the following 1933 Act
   Incorporated:                               File Number: 2-61279

   MARGO N. ALEXANDER
   TERRY L. ATKINSON
   BRIAN M. BAREFOOT
   STEVEN P. BAUM
   MICHAEL CULP
   REGINA A. DOLAN
   JOSEPH J. GRANO, JR.
   EDWARD M. KERSCHNER
   JAMES P. MacGILVRAY
   DONALD B. MARRON
   ROBERT H. SILVER
   MARK B. SUTTON



   By ROBERT E. HOLLEY
      (As authorized signatory for
      PaineWebber Incorporated and
      Attorney-in-fact for the persons listed above)